Notice of Grant of Stock Options             Harley-Davidson, Inc.
and Option Agreement                 ID: 39-1805420
     3700 West Juneau Avenue
Milwaukee, WI 53208

[Participant Name]                      [Grant Type]
[Signed Electronically]                      Plan: 2020 Incentive Stock Plan
Acceptance Date: [Acceptance Date]             ID: [Participant ID]

Effective December 1, 2021 (the “Grant Date”), you have been granted nonqualified stock options (the “Options”) to buy 500,000 shares of Harley-Davidson, Inc. (”HDI”) common stock at $36.63 per share. The Options are granted under and governed by the terms and conditions of HDI’s 2020 Incentive Stock Plan (the “Plan”) and this Option Agreement. Any capitalized terms used and not defined herein have the meanings given in the Plan.

Exercisability and Vesting. The Options will become (1) exercisable only to the extent the average of the closing stock prices of HDI’s common stock over any ten consecutive trading days during the five-year period beginning on the Grant Date equals or exceeds the prices indicated below (“Stock Price Achievement”) and (2) vested only to the extent you remain continuously employed by HDI in certain roles through the dates indicated below, as follows:

10-day Average Closing Stock Price Achievement During 5-Year Period Beginning on Grant Date*	Employment Through A Date Prior to December 31, 2023 (% Exercisable)	Employment as CEO Through December 31, 2023 (% Exercisable)	Employment as CEO or Board-Approved Role Through December 31, 2024 (% Exercisable)
$65.00 or higher (% Exercisable)	0%	66.0%**	100.0%**
$60.00 (% Exercisable)	0%	52.8%	80.0%
$55.00 (% Exercisable)	0%	39.6%	60.0%
$50.00 (% Exercisable	0%	26.4%	40.0%
$45.00 (% Exercisable)	0%	13.2%	20.0%
Less Than $45 (% Exercisable)	0%	0.0%	0.0%
*Percentage of the Options that are exercisable will be interpolated linearly between specified Stock Price Achievement levels.
**Percentage indicates percentage of Options that become vested based on employment through this date.

Any Options that are not vested based on continuous employment at the time your employment with HDI ceases for any reason or no reason will be forfeited upon such cessation of employment, except that, if your employment is terminated by HDI without Cause prior to December 31, 2023, then you will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of the 66.0% of the Options that would have otherwise vested to the extent you remained employed as Chief Executive Officer through December 31, 2023. The pro rata portion will be equal to the product of (1) the quotient of the number of days of your continuous employment after the Grant Date divided by the total number of days between the Grant Date and December 31, 2023, multiplied by (2) the product of the total number of Options and 0.66.

Forfeiture and Expiration. Notwithstanding anything to the contrary herein: (1) any Options that have not become exercisable based on Stock Price Achievement by December 31, 2026, whether then vested or unvested, will be automatically and immediately forfeited as of such date without consideration therefor, and (2) any unexercised portion of the Options, whether then vested or unvested, will be automatically and immediately forfeited in its entirety without consideration therefor if your employment is terminated for Cause at any time.

Subject to earlier termination or forfeiture as set forth in this Option Agreement, and notwithstanding any provisions in the Plan that would otherwise result in an earlier termination of the Options following your cessation of employment by reason of your Disability or death, all unexercised Options, whether vested or unvested, will expire on the tenth (10th) anniversary of the Grant Date or, if your employment ceases for any reason or no reason (including by reason of your death or Disability) prior to December 31, 2023, on the sixth (6th) anniversary of the Grant Date.

Method of Exercise. The Options may be exercised to the extent they are both exercisable and vested by delivery of a written notice of exercise to HDI (or its designee), or through an electronic process established by HDI, and provision in a manner acceptable to HDI for payment of the full exercise price of the shares being purchased pursuant to the Options and any withholding taxes due thereon, subject in each case to HDI’s applicable policies and procedures.

Confidential Information. In consideration of your agreement to the terms of this Option Agreement by your acceptance of this Option Agreement, the Company (as defined below) promises to disclose to you from time to time confidential and competitively sensitive information concerning, among other things, the Company and its strategies, objectives, performance and business prospects. You may use this information to perform your duties to the Company as well as in determining whether to accept an equity award. You shall not use this information for any purpose prohibited by the Company’s policies and guidelines concerning insider trading and unauthorized disclosure or use of information.

Certain Definitions: The following definitions apply in this Option Agreement:

(1) “Company” or “the Company” means HDI and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.

(2) “Competitive Business” as used in this Option Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or attempts, intends, or is reasonably expected to market or sell, directly or indirectly such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services. This non-exhaustive list of examples of competitive businesses does not limit the scope of the definition of Competitive Business provided above.

(3) “Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by you. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

(4) “Prohibited Territory” shall mean any country in which the Company, at any time during the time period from the date of this Option Agreement through the last day of your employment with the Company, (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans had been abandoned).

(5) “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.

(6) Neither Confidential Information nor Trade Secrets include general skills or knowledge or skills that you obtained prior to your employment with the Company.

Confidentiality:

(1) During the time period from the date of this Option Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not use or disclose any Confidential Information except for the benefit of the Company in the course of your employment by the Company and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company, or for your benefit or the benefit of anyone else other than the Company.

(2) During the time period from the date of this Option Agreement and for so long thereafter as such information is not generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from its disclosure or use, you will maintain all Trade Secrets to which you have received access while employed by the Company as confidential and as the property of the Company.

(3) Upon termination of your employment with the Company, you will turn over immediately to the Company all Confidential Information and Trade Secrets (including all paper and electronic copies), and you shall retain no copies thereof. You shall attend an exit interview at or around the time of termination and sign a written statement certifying your compliance with the terms of this Option Agreement.

Competitive Employment: During the time period from the date of this Option Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business accept or perform any employment or service or provide any assistance, whether as an employee, consultant, contractor, agent, officer, director, investor, member, or otherwise, in any position or capacity in which your knowledge of Confidential Information or Trade Secrets of the Company or personal association with the goodwill of the Company could reasonably be considered useful.

No Solicitation of Certain Employees: During the time period from the date of this Option Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to your direct supervision or about whom you received any Confidential Information, in either event during any part of the last two years of your employment with the Company, to accept any employment, consulting, contracting or other confidential relationship with a Competitive Business.

No Solicitation of Certain Customers: During the time period from the date of this Option Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether the your termination of employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any customer, distributor or dealer of the Company’s products or services to terminate its relationship with the Company or to purchase or deal in products or services competitive with the Company’s products or services, if you had any material contact with or learned any Confidential Information about the customer, distributor or dealer, in either event through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company during any part of the last two years of your employment with the Company.

Acceptance. Of Award. You have ninety (90) days following the Grant Date to accept this award through your Fidelity account. If you have not accepted this award within ninety (90) days following the Grant Date, the Options granted herein shall be automatically forfeited. If you choose to accept this Option Agreement, then you accept the terms of the Options and agree and consent to all amendments to the Plan through the Grant Date as they apply to these Options and any prior awards to you under such plans.

                                HARLEY-DAVIDSON, INC.

_______________________
Julie Anding
                                Chief Administrative Officer
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